Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2020 Financial Results

HERCULES, Calif.–October 29, 2020–Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the third quarter ended September 30, 2020.

Third-quarter 2020 net sales were $647.3 million, an increase of 15.5 percent compared to $560.6 million reported for the third quarter of 2019. On a currency-neutral basis, quarterly sales increased 14.9 percent compared to the same period in 2019. Third-quarter gross margin was 56.7 percent compared to 54.8 percent during the third quarter in 2019.

Life Science segment net sales for the third quarter were $324.0 million, an increase of 50.2 percent compared to the same period in 2019. On a currency-neutral basis, Life Science segment sales increased by 48.8 percent compared to the same quarter in 2019. Currency-neutral sales growth was primarily attributed to sales of our PCR and Droplet Digital PCR product lines, which experienced significant demand resulting from the COVID-19 pandemic. Our Process Media product lines also benefitted the Life Science segment. On a geographic view, all regions experienced currency-neutral sales growth compared to the same quarter last year.

Clinical Diagnostics segment net sales for the third quarter were $322.2 million, a decrease of 5.7 percent compared to the same period in 2019. On a currency-neutral basis, net sales were down 5.9 percent versus the same quarter last year. The currency-neutral sales decrease was primarily driven by lower demand resulting from the COVID-19 pandemic and was across most product lines and across all regions.

Income from operations during the third quarter of 2020 was $109.6 million versus $57.5 million during the same quarter last year.

Net income for the third quarter of 2020 was $1,314.8 million, or $43.64 per share on a diluted basis versus a net loss of ($258.8) million, or ($8.68) per share, on a diluted basis, during the same period in 2019. The net income (loss) for the third quarter of 2020 and 2019, respectively, was impacted by the recognition of changes in the fair market value of equity securities, primarily related to the holdings of our investment in Sartorius AG. The effective tax rate for the third quarter of 2020 was 21.9 percent, compared to 22.8 percent for the same period in 2019. The tax rates in both periods were driven by the changes in the fair market value of equity securities.

“As we anticipated, sales during the third quarter continued to be impacted both positively and negatively by the coronavirus pandemic,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “However, we experienced increased activity and lab utilization across our customers, globally. Although the COVID-19 situation is still unpredictable, we remain focused on our core strategies as well as our contributions in response to the pandemic. We would like to recognize our employees around the world who continue to make extraordinary efforts to serve our customers during this challenging time," he said.

GAAP Results
	Q3 2020	Q3 2019
Revenue (millions)	$647.3	$560.6
Gross margin	56.7%	54.8%
Operating margin	16.9%	10.2%
Net income (loss) (millions)	$1,314.8	$(258.8)
Income (loss) per diluted share	$43.64	$(8.68)

Non-GAAP Results
	Q3 2020	Q3 2019
Gross margin	57.5%	56.0%
Operating margin	18.8%	12.0%
Net income (millions)	$90.3	$48.6
Income per diluted share	$3.00	$1.61

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned securities; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the third quarter of 2020 was $90.3 million, or $3.00 per share on a diluted basis, compared to $48.6 million, or $1.61 per share on a diluted basis, during the same period in 2019.

The non-GAAP effective tax rate for the third quarter of 2020 was 22.5 percent, compared to 25.5 percent for the same period in 2019. The decrease in the rate was driven by a change in our geographic mix of earnings and the taxation of our foreign earnings.

The following table represents a reconciliation of Bio-Rad’s reported net income (loss) and diluted income (loss) per share to non-GAAP net income and non-GAAP diluted income per share for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30,		September 30,
	2020	2019	2020	2019
GAAP net income (loss)	$1,314,824	$(258,816)	$2,967,165	$1,205,189
Amortization of purchased intangibles	7,163	5,809	20,257	16,490
Legal matters	5,977	(1,900)	10,395	4,593
Acquisition related costs (benefits)	165	6	(837)	(7,762)
Restructuring (benefits) costs	(1,111)	5,928	(827)	5,749
Valuation (gain) loss on equity-owned securities	(1,580,350)	390,620	(3,591,509)	(1,384,999)
Loss on equity-method investments	183	37	2,634	698
Other non-recurring items	—	—	(11,680)	(759)
Income tax effect on non-GAAP adjustments	343,401	(93,040)	800,631	303,890
Non-GAAP net income	$90,252	$48,644	$196,229	$143,089

GAAP diluted income (loss) per share	$43.64	$(8.68)	$98.46	$39.97
Non-GAAP diluted income per share	$3.00	$1.61	$6.51	$4.75

On a reported basis, net sales for the first three quarters of 2020 increased 4.1 percent to $1,755.8 million compared to $1,687.2 million for the same period in 2019. On a currency-neutral basis, net sales grew 5.0 percent.

Year-to-date net income for 2020 was $2,967.2 million, or $98.46 per share on a fully diluted basis, compared to $1,205.2 million, or $39.97 per share, respectively, during the same period in 2019. As mentioned earlier, the COVID-19 pandemic impacted overall results for the first three quarters of the year. On a non-GAAP basis net income for the first three quarters of 2020 was $196.2 million, or $6.51 per share, compared to $143.1 million, or $4.75 per share, during the same period in 2019.

"Although 2020 was met with many challenges, our team has been able to effectively respond,” Mr. Schwartz said. “As we head into the end of the year, we continue to expect a gradual improvement in our end-markets. Through our team’s discipline and tight cost control in this unique year, we expect to generate significantly higher operating profit over 2019."

2020 Financial Outlook
The company currently believes that full-year 2020 year-over-year currency-neutral sales may be up 5.9 to 6.3 percent with an estimated non-GAAP operating margin of 16.0 to 16.5 percent. Management will discuss this outlook in greater detail on the third-quarter 2020 financial results conference call.

Use of Non-GAAP Reporting and Currency-Neutral
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity-owned securities, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity-owned securities and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity-owned securities and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Management will discuss third-quarter ended September 30, 2020 results in a conference call at 3 PM Pacific Time (6 PM Eastern Time) October 29, 2020. To listen, call 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., passcode: 7061137. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at
bio-rad.com. The webcast will be available for up to a year.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology and pharmaceutical companies, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with approximately 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.3 billion in 2019. For more information, please visit bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, that we remain focused on our core strategies as well as our contributions in response to the pandemic, believing that full-year 2020 year-over-year currency-neutral sales may be up 5.9 to 6.3 percent with an estimated non-GAAP operating margin of 16.0 to 16.5 percent, continuing to expect a gradual improvement in our end-markets as we head into the end of the year, and expecting to generate significantly higher operating profit over 2019 through our team’s discipline and tight cost control in this unique year. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, global economic conditions, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, supply chain issues, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Kevin Han, Senior Director
Investor Relations
510-741-6777
ir@bio-rad.com

Media Contact:
Tina Cuccia, Manager
Corporate Communications
510-741-6063
tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$647,263	$560,633	$1,755,787	$1,687,231
Cost of goods sold	279,952	253,607	778,120	760,674
Gross profit	367,311	307,026	977,667	926,557
Selling, general and administrative expense	198,165	201,622	581,119	610,460
Research and development expense	59,546	47,944	160,833	145,641
Income from operations	109,600	57,460	235,715	170,456
Interest expense	5,728	5,525	17,158	17,352
Foreign currency exchange losses, net	776	898	2,478	3,411
Change in fair market value of equity securities	(1,580,350)	390,620	(3,591,509)	(1,384,999)
Other (income) expense, net	(1,015)	(4,367)	(21,517)	(26,959)
Income (loss) before income taxes	1,684,461	(335,216)	3,829,105	1,561,651
(Provision for) benefit from income taxes	(369,637)	76,400	(861,940)	(356,462)
Net income (loss)	$1,314,824	$(258,816)	$2,967,165	$1,205,189

Basic earnings (loss) per share:
Net income (loss) per basic share	$44.24	$(8.68)	$99.75	$40.42
Weighted average common shares - basic	29,721	29,831	29,746	29,815

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$43.64	$(8.68)	$98.46	$39.97
Weighted average common shares - diluted	30,128	29,831	30,137	30,149

Note: As a result of the net loss for the three months ended September 30, 2019, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
Current assets:
Cash and cash equivalents	$840,325	$660,672
Short-term investments	319,662	459,533
Accounts receivable, net	402,241	392,672
Inventories, net	640,228	554,007
Other current assets	121,405	113,271
Total current assets	2,323,861	2,180,155

Property, plant and equipment, net	480,949	499,339
Operating lease right-of-use assets	196,652	201,868
Goodwill, net	291,916	264,131
Purchased intangibles, net	205,305	145,525
Other investments	8,439,897	4,638,205
Other assets	82,351	79,636
Total assets	$12,020,931	$8,008,859

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$323,085	$287,098
Current maturities of long-term debt	426,636	426,172
Income and other taxes payable	41,646	36,285
Other current liabilities	195,290	155,940
Total current liabilities	986,657	905,495

Long-term debt, net of current maturities	12,241	13,579
Other long-term liabilities	2,196,888	1,334,728
Total liabilities	3,195,786	2,253,802

Total stockholders’ equity	8,825,145	5,755,057
Total liabilities and stockholders’ equity	$12,020,931	$8,008,859

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Cash received from customers	$1,741,431	$1,716,486
Cash paid to suppliers and employees	(1,406,427)	(1,392,653)
Interest paid, net	(11,066)	(11,381)
Income tax payments, net	(51,539)	(42,634)
Other operating activities	18,195	28,277
Net cash provided by operating activities	290,594	298,095
Cash flows from investing activities:
Payments for acquisitions	(96,655)	(75,811)
Other investing activities	86,514	(71,882)
Net cash used in investing activities	(10,141)	(147,693)
Cash flows from financing activities:
Payments on long-term borrowings	(1,780)	(487)
Other financing activities	(99,377)	(17,488)
Net cash used in financing activities	(101,157)	(17,975)
Effect of foreign exchange rate changes on cash	3,154	(3,239)
Net increase in cash, cash equivalents, and restricted cash	182,450	129,188
Cash, cash equivalents, and restricted cash at beginning of period	662,651	434,164
Cash, cash equivalents, and restricted cash at end of period	$845,101	$563,352

Reconciliation of net income to net cash provided by operating activities:
Net income	$2,967,165	$1,205,189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	101,938	99,757
Reduction in the carrying amount of right-of-use assets	27,694	31,108
Changes in working capital	(44,360)	8,861
Other	(2,761,843)	(1,046,820)
Net cash provided by operating activities	$290,594	$298,095

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity-owned securities; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2020	% of revenue	September 30, 2019	% of revenue	September 30, 2020	% of revenue	September 30, 2019	% of revenue

GAAP cost of goods sold	$279,952		$253,607		$778,120		$760,674
Amortization of purchased intangibles	(4,841)		(3,944)		(13,700)		(11,366)
Acquisition related benefits (costs) (1)	—		—		—		7,403
Restructuring benefits (costs)	237		(3,243)		1,705		(3,051)
Non-GAAP cost of goods sold	$275,348		$246,420		$766,125		$753,660

GAAP gross profit	$367,311	56.7%	$307,026	54.8%	$977,667	55.7%	$926,557	54.9%
Amortization of purchased intangibles	4,841		3,944		13,700		11,366
Acquisition related (benefits) costs (1)	—		—		—		(7,403)
Restructuring (benefits) costs	(237)		3,243		(1,705)		3,051
Non-GAAP gross profit	$371,915	57.5%	$314,213	56.0%	$989,662	56.4%	$933,571	55.3%

GAAP selling, general and administrative expense	$198,165	$201,622	$581,119	$610,460
Amortization of purchased intangibles	(2,322)	(1,865)	(6,557)	(5,124)
Legal matters	(5,977)	1,900	(10,395)	(4,593)
Acquisition related benefits (costs) (1)	(165)	(6)	837	359
Restructuring benefits (costs)	815	(2,662)	(1,992)	(2,802)
Non-GAAP selling, general and administrative expense	$190,516	$198,989	$563,012	$598,300

GAAP research and development expense	$59,546	$47,944	$160,833	$145,641
Restructuring benefits (costs)	59	(23)	1,114	104
Non-GAAP research and development expense	$59,605	$47,921	$161,947	$145,745

GAAP income from operations	$109,600	16.9%	$57,460	10.2%	$235,715	13.4%	$170,456	10.1%
Amortization of purchased intangibles	7,163		5,809		20,257		16,490
Legal matters	5,977		(1,900)		10,395		4,593
Acquisition related (benefits) costs (1)	165		6		(837)		(7,762)
Restructuring (benefits) costs	(1,111)		5,928		(827)		5,749
Non-GAAP income from operations	$121,794	18.8%	$67,303	12.0%	$264,703	15.1%	$189,526	11.2%

GAAP change in fair market value of equity securities	$(1,580,350)	$390,620	$(3,591,509)	$(1,384,999)
Valuation (loss) gain on equity-owned securities	1,580,350	(390,620)	3,591,509	1,384,999
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$(1,015)	$(4,367)	$(21,517)	$(26,959)
(Loss) gain on equity-method investments	(183)	(37)	(2,634)	(698)
Other non-recurring items (2)	—	—	11,680	759
Non-GAAP other (income) expense, net	$(1,198)	$(4,404)	$(12,471)	$(26,898)

GAAP income (loss) before income taxes	$1,684,461	$(335,216)	$3,829,105	$1,561,651
Amortization of purchased intangibles	7,163	5,809	20,257	16,490
Legal matters	5,977	(1,900)	10,395	4,593
Acquisition related (benefits) costs (1)	165	6	(837)	(7,762)
Restructuring (benefits) costs	(1,111)	5,928	(827)	5,749
Valuation loss (gain) on equity-owned securities	(1,580,350)	390,620	(3,591,509)	(1,384,999)
Loss (gain) on equity-method investments	183	37	2,634	698
Other non-recurring items (2)	—	—	(11,680)	(759)
Non-GAAP income before income taxes	$116,488	$65,284	$257,538	$195,661

GAAP (provision for) benefit from income taxes	$(369,637)	$76,400	$(861,940)	$(356,462)
Income tax effect of non-GAAP adjustments (3)	343,401	(93,040)	800,631	303,890
Non-GAAP provision for income taxes	$(26,236)	$(16,640)	$(61,309)	$(52,572)

GAAP net income (loss)	$1,314,824	203.1%	$(258,816)	(46.2)%	$2,967,165	169.0%	$1,205,189	71.4%
Amortization of purchased intangibles	7,163		5,809		20,257		16,490
Legal matters	5,977		(1,900)		10,395		4,593
Acquisition related (benefits) costs (1)	165		6		(837)		(7,762)
Restructuring (benefits) costs	(1,111)		5,928		(827)		5,749
Valuation loss (gain) on equity-owned securities	(1,580,350)		390,620		(3,591,509)		(1,384,999)
Loss (gain) on equity-method investments	183		37		2,634		698
Other non-recurring items (2)	—		—		(11,680)		(759)
Income tax effect of non-GAAP adjustments (3)	343,401		(93,040)		800,631		303,890
Non-GAAP net income	$90,252	13.9%	$48,644	8.7%	$196,229	11.2%	$143,089	8.5%

GAAP diluted income (loss) per share	$43.64	$(8.68)	$98.46	$39.97
Amortization of purchased intangibles	0.24	0.19	0.67	0.55
Legal matters	0.20	(0.06)	0.34	0.15
Acquisition related (benefits) costs (1)	0.01	—	(0.03)	(0.26)
Restructuring (benefits) costs	(0.04)	0.20	(0.03)	0.19
Valuation loss (gain) on equity-owned securities	(52.45)	12.94	(119.17)	(45.94)
Loss (gain) on equity-method investments	0.01	—	0.09	0.02
Other non-recurring items (2)	—	—	(0.39)	(0.03)
Income tax effect of non-GAAP adjustments (3)	11.39	(3.09)	26.57	10.10
Add back anti-dilutive shares	—	0.11	—	—
Non-GAAP diluted income per share	$3.00	$1.61	$6.51	$4.75

GAAP diluted weighted average shares used in per share calculation	30,128	29,831	30,137	30,149
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	358	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,128	30,189	30,137	30,149

(1) Release of contingent consideration and other acquisition-related (benefits) expenses.
(2) Gain on the sale of a division (2020) and gain on the sale of a product line (2019).
(3) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2020 Financial Outlook

Forecasted non-GAAP operating margin excludes 108 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.